INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
CPI Aerostructures, Inc.

We hereby consent to incorporation by reference in the Registration Statements (Nos. 333-11669 and 333-42403) on Form S-8 and Registration Statements (Nos. 333-08391 and 333-08216) on Form S-3 of CPI Aerostructures, Inc. of our report dated February 11, 2000 related to the consolidated balance sheet of CPI Aerostructures, Inc. and Subsidiary as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 1, 1999, which report appears in the December 31, 1999 annual report on Form 10-KSB of CPI Aerostructures, Inc.


/s/ Goldstein Golub Kessler LLP
-----------------------------------
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 30, 2000